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                                                                    Exhibit 2.2

                    THE GREAT AMERICAN BACKRUB STORE, INC.
                        53 WEST 36TH STREET, ROOM 1202
                           NEW YORK, NEW YORK 10018
                                 ------------
                           Telephone (212) 750-7046



                                                              October 16, 1997


Ascot International Corp.
4707 140th Avenue N., Suite 312
Clearwater, FL  34622

         Att:     David Coia, President

         Re:      Securities Exchange Agreement

Ladies and Gentlemen:

         Reference is hereby made to the Securities Exchange Agreement ("the Agreement") dated as of September 30, 1997 by and between The Great American BackRub Store, Inc., a New York corporation ("Purchaser"), and Ascot International Corp., a Delaware corporation ("Ascot"), being the sole Stockholder of Caribsun Corp., a Delaware corporation ("Caribsun"). Unless defined herein, all capitalized terms used in this amendment shall have the meanings defined in the Agreement.

         Ascot International Corp. has informed the Purchaser that it is not able to deliver the Closing Balance Sheet in the form required by paragraph 3.2(b) of the Agreement. The parties to the Agreement wish to extend the Closing dated until October 16, 1997 and are willing to close the transactions contemplated by the Agreement with the amendments set forth herein.

         The parties hereby agree to amend the Agreement as follows:

(1)      Section 3.2 of the Agreement is amended:

         (a) to amend paragraphs 3.2(a), (b)and (c) to read as follows:

                  "(a) In full consideration for the acquisition of Caribsun Shares, the Purchaser will issue to Ascot a sufficient number of Purchaser Shares to equal 80% of the outstanding shares of Purchaser Common Stock after giving effect to such issuance and assuming that all currently existing options, warrants and other securities presently convertible into shares of the Purchaser Common Stock had been exercised and converted on the Closing Date (the "Initial Number of Purchaser Shares"). The calculation used to determine the Initial Number of Shares is annexed to this Agreement as Amended Schedule 3.2. The Purchaser will deliver 11,000,000 Purchaser Shares to Ascot at Closing (the "Downpayment Shares").


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                  (b) The number of Purchaser Shares shall be subject to
adjustment as follows:

                  By November 15, 1997, Ascot will deliver a Balance Sheet of Caribsun at October 15, 1997 audited by Elliot Weinberg & Associates. The audited balance sheet of Caribsun as of October 15, 1997 shall be referred to in this Agreement as the "Closing Balance Sheet." In the event that the net worth of Caribsun shown on the Closing Balance Sheet which will be reflected as net worth of the Purchaser following consolidation is less than $4,500,000, the number of Purchaser Shares to be issued to Ascot in exchange for the Caribsun Shares shall be reduced (but not increased) by the number of shares determined by subtracting the difference between $4,500,000 and the net worth of Caribsun set forth on the Closing Balance Sheet, dividing by $4,500,000 and multiplying the result by the Initial Number of Purchaser Shares. The reduced number of Purchaser Shares thus obtained shall be the final purchase price for the Caribsun Shares. In the event the Closing Balance Sheet is not delivered to the Purchaser by November 15, 1997, the number of Purchaser Shares shall be reduced by 500,000 and thereafter to be reduced 500,000 for each month or portion thereof that the Closing Balance Sheet is late.

                  (c) In the event that there are not a sufficient number of authorized, unissued and unreserved shares of Purchaser's Common Stock, to issue the number of Purchaser Shares equaling the final purchase price, the Purchaser will promptly call a meeting of shareholders, or take appropriate action by consent to authorize the additional number of shares to fully pay the final purchase price. In the event the outstanding shares of Purchasers Common Stock are increased or reduced without the receipt of consideration as a result of corporation action by the Purchaser, the number of share so Purchasers Stock comprising the shortfall will be proportionately reduced or increased."

         (b)      to add the following paragraph 3.2(d):

                  "(d) Certificates representing the "Downpayment Shares", together with stock power duly endorsed in blank by Ascot shall be held in escrow pursuant to an escrow agreement with Sommer & Schneider LLP, in form and substance acceptable to Ascot."

(2) Section 4.12 is deleted in its entirety.

(3) Article IV is amended to add the following Section 4.20:

                  "4.20 Issuance of Preferred Stock. The holder of a $5,000,000 Note payable by Caribsun shall have agreed in writing to exchange such for preferred stock which is not callable at the option of the holder."

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(4) Article VI is amended to add the following Section 6.8:

                  "6.8 Financing. Ascot agrees to provide the Purchaser with financing in an amount not less than $150,000 by November 15, 1997 to fund the operation of the BackRub Stores. In the event such funding is not received by November 15, 1997, the final purchase price for Caribsun shall be reduced by 500,000 Purchaser Shares."

         Except as modified by this amendment, all other provisions of the Agreement shall remain in full force and effect.


                           [SIGNATURE PAGE FOLLOWS]


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         Please sign and date this amendment in the spaces provided below to confirm our mutual understandings and agreements as set forth in this Letter and return a signed copy to the undersigned..

                                                        Very truly yours,

                                                        /s/ William Zanker
                                                        ------------------
                                                        William Zanker
                                                        President


Acknowledged and agreed to:

CARIBSUN CORP.


By:      /s/ David Coia
         ----------------------------
         David Coia, President

Date:  _________________________


ASCOT INTERNATIONAL CORP.


By:     /s/ David Coia
         ----------------------------
           David Coia, President

Date: ______________________________


COCONUT HALL RESORT LIMITED


By:     /s/ David Coia
         ----------------------------
           David Coia, President



Date:_______________________________